ION reports third quarter 2020 results
Revenues of $16 million amid challenging backdrop, backlog increased 77% sequentially driven by strategic entry into 3D new acquisition multi-client market
HOUSTON – November 4, 2020 – ION Geophysical Corporation (NYSE: IO) today reported total net revenues of $16.2 million in the third quarter 2020, a 29% decrease compared to $22.7 million in the second quarter 2020 and a 70% decrease compared to $53.2 million one year ago. At September 30, 2020, backlog, which consists of commitments for multi-client programs and proprietary imaging work, was $17.7 million or 77% higher compared to backlog at June 30, 2020.
Net loss attributable to ION in the third quarter 2020 was $16.6 million, or a loss of $1.16 per share, compared to a net loss attributable to ION of $3.7 million, or a loss of $0.26 per share in the third quarter 2019. The Company reported Adjusted EBITDA of $(6.6) million for the third quarter 2020, a decrease from $15.5 million one year ago. A reconciliation of Adjusted EBITDA to the closest comparable GAAP numbers can be found in the tables of this press release.
Year-to-date net revenues were $95.4 million, a 28% decrease year-over-year compared to the $132.0 million of net revenues one year ago. While year-to-date revenues were down $36.6 million, the net loss attributable to ION improved by $9.6 million primarily due to the over $38 million of structural changes and associated cost reductions implemented earlier this year.
Net loss attributable to ION was $24.1 million in the first nine months of 2020, or a loss of $1.69 per share, compared to a net loss attributable to ION of $33.7 million, or a loss of $2.39 per share in the first nine months of 2019. Year-to-date Adjusted EBITDA was $16.5 million, a decrease from $22.7 million for the first nine months of 2019.
At quarter close, the Company’s total liquidity of $59.4 million consisted of $51.1 million of cash (including net revolver borrowings of $22.5 million) and $8.3 million of remaining available borrowing capacity under the revolving credit facility, slightly below total liquidity of $65.5 million from one year ago. In response to the market uncertainty from the COVID-19 pandemic and lower oil and gas prices, the Company drew under its credit facility during the first quarter 2020, of which $22.5 million remains outstanding and in the Company’s cash balances as of September 30, 2020. In addition, the Company continues to work with its banking advisors and largest bondholder to proactively address the $121 million bond ahead of its scheduled maturity in December 2021.

“Our third quarter results were negatively impacted by continued challenging market conditions associated with repercussions of the oil price volatility earlier this year,” said Chris Usher, ION’s President and Chief Executive Officer. “More specifically, this quarter the impact of E&P clients’ reduced budgets and restructuring began to materially impact results as many of our contacts found themselves in new or different positions with uncertain budgets. We partially mitigated this impact by fully benefiting from the over $38 million of structural changes and associated cost reductions we outlined early this year. Currently, we are seeing a number of constructive developments evidenced by more stable oil prices, a settling in of new client roles and clearer definition of E&P budgets to high-grade offshore reserves, and line of sight on specific deals for the fourth quarter. Based on these trends, and high levels of client engagement on specific deals, including a number postponed from the third quarter, we expect the fourth quarter to be significantly better than the second quarter with the potential to approach our fourth quarter results from last year.
“Despite the macroeconomic backdrop, we have made significant progress executing our strategy. Backlog increased 77% sequentially, reversing several consecutive quarters of steady decline due to our strategic shift to enter the 3D new acquisition multi-client market. We successfully acquired the initial phase of our Mid North Sea High 3D multi-client program and built backlog for the significantly larger second phase next summer. We also commercialized our proprietary Gemini™ extended frequency source technology, a key ingredient for improving 3D subsurface imaging in complex geological settings, where some of the most attractive E&P investment areas reside. In addition, we are seeing increasing traction of our offshore optimization software, Marlin™. Our team is engaged in four trials outside of our core market to optimize port operations and maritime energy logistics and, based on the positive response, we believe we are well positioned for several additional trials and multiple tenders. In fact, we just won a highly competitive tender to provide a Port Management System for a series of ports in the United Kingdom. While we don’t include recurring contracted Software revenues as backlog, year-to-date we extended seven multi-year command and control deals in our core market worth over $5 million annually.
“Although we expect the market will remain challenging, we see indications for improving offshore E&P industry dynamics and continue to anticipate significant growth in digitalization over the next decade. In addition to the E&P industry, we continue to work to broaden our offerings into other markets. I’m encouraged by the positive client feedback related to the value delivered from our innovative solutions. For example, clients can now identify, quantify and ultimately improve inefficiencies in vessel transit through the use of our Marlin software. Importantly, we intersect the E&P industry’s need to high-grade portfolios and bring lower cost barrels online faster, while achieving environmental compliance goals, such as carbon neutrality. Rapid digital transformation has enabled a smarter, data-rich environment from which to identify high impact wells, maximize production, or improve the safety and efficiency of offshore operations. I strongly believe ION’s consistent, pragmatic focus to provide data and software that optimizes decision-making in capital intensive industries positions us well for future success.”

THIRD QUARTER 2020
The Company’s segment net revenues for the third quarter were as follows (in thousands):

	Three Months Ended September 30,
	2020	2019	% Change
E&P Technology & Services	$10,093	$40,241	(75)%
Operations Optimization	6,141	12,998	(53)%
Total	$16,234	$53,239	(70)%
E&P Technology & Services segment net revenues were $10.1 million for the third quarter 2020 compared to $15.2 million for the second quarter of 2020 and $40.2 million for third quarter 2019. Within the E&P Technology & Services segment, multi-client net revenues were $6.3 million, a decrease of 81% from third quarter 2019, primarily due to lower volume of ION’s global data library sales, as well as a decline in new venture revenues due to acquisition completion of a large new program in the prior period compared to revenues from smaller reimaging programs in the current period. Imaging and Reservoir Services net revenues were $3.8 million, a decrease of 46% from third quarter 2019, due to lower proprietary tender activity, and consistent with our strategy to preferentially utilize these resources to generate higher margin multi-client reimaging products.
Operations Optimization segment net revenues were $6.1 million for the third quarter 2020 compared to $7.5 million for the second quarter of 2020 and $13.0 million for third quarter 2019. Within the Operations Optimization segment, Optimization Software & Services net revenues were $3.0 million, a 57% decrease from third quarter 2019 due to reduced seismic activity and associated services demand resulting from COVID-19. Devices net revenues were $3.1 million, a 49% decrease from third quarter 2019 due to lower sales of towed streamer equipment spares and repairs.
Consolidated gross margin for the quarter was 8%, compared to 47% one year ago. Gross margin in E&P Technology & Services was (11)% compared to 46% one year ago, resulting from the decline in net revenues. Operations Optimization gross margin was 39%, compared to 54% one year ago, primarily from the decline in net revenues.
Consolidated operating expenses were $12.5 million, a 42% decrease from $21.4 million in the third quarter 2019. Operating margin was (69)%, compared to 7% one year ago. The decline in operating margin was the result of the decrease in net revenues, partially offset by lower operating expenses from cost reduction measures made earlier in the year.
YEAR-TO-DATE 2020
The Company’s segment net revenues for the first nine months of the year were as follows (in thousands):

	Nine Months Ended September 30,
	2020	2019	% Change
E&P Technology & Services	$71,833	$95,867	(25)%
Operations Optimization	23,546	36,103	(35)%
Total	$95,379	$131,970	(28)%
Within the E&P Technology & Services segment, multi-client net revenues were $59.4 million, a decrease of 25% from the first nine months of 2019, predominantly driven by decreased new venture net revenues due to reduced new program activity this year. Data Library revenues were comparable with the first nine months of 2019 largely due to increased sales of global 2D data library in the first quarter of 2020. Imaging and Reservoir Services net revenues were $12.4 million, a decrease of 24% from the first nine months of 2019, due to lower proprietary tender activity, and consistent with our strategy to preferentially utilize these resources to generate higher margin multi-client reimaging products.
Within the Operations Optimization segment, Optimization Software & Services net revenues were $10.8 million, a 39% decrease from the first nine months of 2019 due to COVID-19 related reduced seismic activity and associated services demand. Devices net revenues were $12.7 million, a 31% decrease from the first nine months of 2019 due to decreased sales of towed streamer equipment spares and repairs.
Consolidated gross margin for the period was 36%, compared to 42% one year ago. Gross margin in E&P Technology & Services was 35% compared to 38% one year ago. The decline in E&P Technology & Services gross margin resulted from the decrease in new venture revenues, as well as the $1.2 million impairment of the multi-client data library in the first nine months of 2020. Operations Optimization gross margin was 40%, a decrease compared to 52% one year ago, primarily resulting from the decline in net revenues.
Consolidated operating expenses were $44.5 million, a 36% decrease from $69.4 million in the first nine months of 2019 and operating margin remained consistent at (11)% for both periods. Excluding special items, consolidated operating expenses, as adjusted, were $38.2 million, compared to $63.9 million in the first nine months of 2019, and operating margin, as adjusted, was (3)%, compared to (7)% one year ago. The improvement in operating margin, as adjusted, was primarily due to lower operating expenses from cost reductions made earlier in the year. A reconciliation of special items to the reported financial results can be found in the tables to this press release.
Income tax expense was $10.0 million, compared to $7.9 million in the first nine months of 2019. The income tax expense includes a $2.2 million valuation allowance established against our recognized deferred tax assets in our non-U.S. businesses. The Company’s income tax expense primarily relates to results generated by our non-U.S. businesses in Latin America.

CONFERENCE CALL
The Company has scheduled a conference call for Thursday, November 5, 2020, at 10:00 a.m. Eastern Time that will include a slide presentation to be posted in the Investor Relations section of the ION website by 9:00 a.m. Eastern Time. To participate in the conference call, dial (877) 407-0672 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until November 19, 2020. To access the replay, dial (877) 660-6853 and use pass code 13698483#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting iongeo.com. An archive of the webcast will be available shortly after the call on the Company’s website.
About ION
Leveraging innovative technologies, ION delivers powerful data-driven decision-making to offshore energy, ports and defense industries, enabling clients to optimize operations and deliver superior returns. Learn more at iongeo.com.
Contact
Mike Morrison
Executive Vice President and Chief Financial Officer
+1.281.879.3615

The information herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include information and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the risks associated with the timing and development of ION Geophysical Corporation's products and services; pricing pressure; decreased demand; changes in oil prices; political, execution, regulatory, and currency risks; the COVID-19 pandemic; and agreements made or adhered to by members of OPEC and other oil producing countries to maintain production levels. For additional information regarding these various risks and uncertainties, see our Form 10-K for the year ended December 31, 2019, filed on February 6, 2020. Additional risk factors, which could affect actual results, are disclosed by the Company in its filings with the Securities and Exchange Commission ("SEC"), including its Form 10-K, Form 10-Qs and Form 8-Ks filed during the year. The Company expressly disclaims any obligation to revise or update any forward-looking statements.

Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Service revenues	$10,202	$41,990	$73,234	$100,525
Product revenues	6,032	11,249	22,145	31,445
Total net revenues	16,234	53,239	95,379	131,970
Cost of services	11,491	22,690	47,033	61,931
Cost of products	3,454	5,261	12,962	15,256
Impairment of multi-client data library	—	—	1,167	—
Gross profit	1,289	25,288	34,217	54,783
Operating expenses:
Research, development and engineering	2,899	4,878	9,943	15,421
Marketing and sales	2,811	5,591	8,888	17,444
General, administrative and other operating expenses	6,743	10,961	21,546	36,550
Impairment of goodwill	—	—	4,150	—
Total operating expenses	12,453	21,430	44,527	69,415
Income (loss) from operations	(11,164)	3,858	(10,310)	(14,632)
Interest expense, net	(3,669)	(3,155)	(10,304)	(9,378)
Other income (expense), net	(525)	(242)	6,675	(938)
Income (loss) before income taxes	(15,358)	461	(13,939)	(24,948)
Income tax expense	1,056	3,790	9,982	7,916
Net loss	(16,414)	(3,329)	(23,921)	(32,864)
Less: Net income attributable to noncontrolling interest	(193)	(394)	(168)	(841)
Net loss attributable to ION	$(16,607)	$(3,723)	$(24,089)	$(33,705)
Net loss per share:
Basic	$(1.16)	$(0.26)	$(1.69)	$(2.39)
Diluted	$(1.16)	$(0.26)	$(1.69)	$(2.39)
Weighted average number of common shares outstanding:
Basic	14,278	14,181	14,255	14,104
Diluted	14,278	14,181	14,255	14,104

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

ASSETS	September 30, 2020	December 31, 2019
Current assets:
Cash and cash equivalents	$51,056	$33,065
Accounts receivable, net	8,288	29,548
Unbilled receivables	9,629	11,815
Inventories, net	11,873	12,187
Prepaid expenses and other current assets	5,861	6,012
Total current assets	86,707	92,627
Deferred income tax asset, net	8,092	8,734
Property, plant and equipment, net	11,227	13,188
Multi-client data library, net	53,289	60,384
Goodwill	18,684	23,585
Right-of-use assets	37,730	32,546
Other assets	2,136	2,130
Total assets	$217,865	$233,194
LIABILITIES AND DEFICIT
Current liabilities:
Current maturities of long-term debt	$23,527	$2,107
Accounts payable	35,107	49,316
Accrued expenses	29,197	30,328
Accrued multi-client data library royalties	20,534	18,831
Deferred revenue	2,156	4,551
Current maturities of operating lease liabilities	6,727	11,055
Total current liabilities	117,248	116,188
Long-term debt, net of current maturities	119,349	119,352
Operating lease liabilities, net of current maturities	40,380	30,833
Other long-term liabilities	412	1,453
Total liabilities	277,389	267,826
Deficit:
Common stock	144	142
Additional paid-in capital	958,189	956,647
Accumulated deficit	(998,380)	(974,291)
Accumulated other comprehensive loss	(21,012)	(19,318)
Total stockholders’ deficit	(61,059)	(36,820)
Noncontrolling interest	1,535	2,188
Total deficit	(59,524)	(34,632)
Total liabilities and deficit	$217,865	$233,194

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Cash flows from operating activities:
Net loss	$(16,414)	$(3,329)	$(23,921)	$(32,864)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization (other than multi-client data library)	1,088	805	2,936	2,903
Amortization of multi-client data library	3,973	10,391	16,674	29,787
Stock-based compensation expense	543	905	1,637	3,736
Impairment of multi-client data library	—	—	1,167	—
Impairment of goodwill	—	—	4,150	—
Amortization of government relief funding expected to be forgiven	—	—	(6,923)	—
Deferred income taxes	(101)	(781)	237	(1,248)
Changes in operating assets and liabilities:
Accounts receivable	2,387	(6,619)	21,065	2,115
Unbilled receivables	3,261	(8,803)	1,181	12,772
Inventories	(102)	(6)	77	729
Accounts payable, accrued expenses and accrued royalties	501	7,582	(6,429)	1,528
Deferred revenue	(1,780)	939	(2,246)	(2,398)
Other assets and liabilities	3,461	3,955	3,563	2,244
Net cash provided by (used in) operating activities	(3,183)	5,039	13,168	19,304
Cash flows from investing activities:
Investment in multi-client data library	(5,245)	(6,443)	(19,841)	(21,225)
Purchase of property, plant and equipment	(168)	140	(865)	(1,272)
Net cash used in investing activities	(5,413)	(6,303)	(20,706)	(22,497)
Cash flows from financing activities:
Borrowings under revolving line of credit	—	15,000	27,000	15,000
Payments under revolving line of credit	—	(15,000)	(4,500)	(15,000)
Proceeds from government relief funding	—	—	6,923	—
Payments on notes payable and long-term debt	(287)	(554)	(1,814)	(1,960)
Dividend payment to noncontrolling interest	(217)	—	(217)	—
Other financing activities	(96)	(104)	(91)	(655)
Net cash provided by (used in) financing activities	(600)	(658)	27,301	(2,615)
Effect of change in foreign currency exchange rates on cash, cash equivalents and restricted cash	(37)	253	501	151
Net increase (decrease) in cash, cash equivalents and restricted cash	(9,233)	(1,669)	20,264	(5,657)
Cash, cash equivalents and restricted cash at beginning of period	62,615	29,866	33,118	33,854
Cash, cash equivalents and restricted cash at end of period	$53,382	$28,197	$53,382	$28,197

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020		2019
Net revenues:
E&P Technology & Services:
New Venture	$1,213	$5,905	$7,340		$24,394
Data Library	5,085	27,288	52,083		55,030
Total multi-client revenues	6,298	33,193	59,423		79,424
Imaging and Reservoir Services	3,795	7,048	12,410		16,443
Total	10,093	40,241	71,833		95,867
Operations Optimization:
Optimization Software & Services	3,007	6,895	10,811		17,648
Devices	$3,134	$6,103	$12,735		$18,455
Total	6,141	12,998	23,546		36,103
Total net revenues	$16,234	$53,239	$95,379		$131,970
Gross profit (loss):
E&P Technology & Services	$(1,092)	$18,316	$24,902	(1)	$36,113
Operations Optimization	2,381	6,972	9,315		18,670
Total gross profit	$1,289	$25,288	$34,217		$54,783
Gross margin:
E&P Technology & Services	(11)%	46%	35%		38%
Operations Optimization	39%	54%	40%		52%
Total gross margin	8%	47%	36%		42%
Income (loss) from operations:
E&P Technology & Services	$(4,591)	$11,878	$13,803	(1)	$15,500
Operations Optimization	(232)	2,994	(3,965)	(2)	5,808
Support and other	(6,341)	(11,014)	(20,148)		(35,940)
Income (loss) from operations	(11,164)	3,858	(10,310)		(14,632)
Interest expense, net	(3,669)	(3,155)	(10,304)		(9,378)
Other income (expense), net	(525)	(242)	6,675	(3)	(938)
Income (loss) before income taxes	$(15,358)	$461	$(13,939)		$(24,948)

(1) Includes impairment of multi-client data library of $1.2 million for the nine months ended September 30, 2020.
(2) Includes impairment of goodwill of $4.2 million for the nine months ended September 30, 2020.
(3) Includes amortization of the government relief funding expected to be forgiven of $6.9 million for the nine months ended September 30, 2020.

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Summary of Net Revenues by Geographic Area
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
North America	$479	$12,182	$37,920	$32,984
Latin America	7,925	22,720	22,695	50,572
Asia Pacific	3,777	2,744	15,696	8,287
Europe	3,011	8,335	12,997	24,850
Middle East	306	3,899	2,202	6,364
Africa	344	2,874	1,939	7,541
Other	392	485	1,930	1,372
Total net revenues	$16,234	$53,239	$95,379	$131,970

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Reconciliation of Adjusted EBITDA to Net Loss (Non-GAAP Measure)
(In thousands)
(Unaudited)
The term EBITDA (excluding non-recurring items) represents net loss before net interest expense, income taxes, depreciation and amortization and other non-recurring charges such as impairment charges, severance expenses and government relief. The term Adjusted EBITDA is EBITDA (excluding non-recurring items) but also excludes the impact of fair value adjustments related to the Company’s outstanding stock appreciation awards. EBITDA (excluding non-recurring items) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income (loss) or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA (excluding non-recurring items) and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA (excluding non-recurring items) and Adjusted EBITDA as a supplemental disclosure because its management believes that EBITDA (excluding non-recurring items) and Adjusted EBITDA provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net loss	$(16,414)	$(3,329)	$(23,921)	$(32,864)
Interest expense, net	3,669	3,155	10,304	9,378
Income tax expense	1,056	3,790	9,982	7,916
Depreciation and amortization expense	5,061	11,196	19,610	32,690
Impairment of multi-client data library	—	—	1,167	—
Impairment of goodwill	—	—	4,150	—
Severance expense	—	—	3,102	2,810
Amortization of government relief funding expected to be forgiven	—	—	(6,923)	—
EBITDA excluding non-recurring items	(6,628)	14,812	17,471	19,930
Stock appreciation rights expense (credit)	58	732	(952)	2,742
Adjusted EBITDA	$(6,570)	$15,544	$16,519	$22,672

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Description of Special Items and Reconciliation of GAAP (As Reported) to Non-GAAP (As Adjusted) Measures
(In thousands, except per share data)
(Unaudited)
The financial results are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information, additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is adjusted income (loss) from operations or adjusted net income (loss), which excludes certain charges or amounts. This adjusted income (loss) amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for income (loss) from operations, net income (loss) or other income data prepared in accordance with GAAP. See the tables below for supplemental financial data and the corresponding reconciliation to GAAP financials for the three and nine months ended September 30, 2020 and 2019:

	Three Months Ended September 30, 2020				Three Months Ended September 30, 2019
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted
Net revenues	$16,234	$—		$16,234	$53,239	$—		$53,239
Cost of sales	14,945	—		14,945	27,951	—		27,951
Gross profit	1,289	—		1,289	25,288	—		25,288
Gross margin	8%	—%		8%	47%	—%		47%
Operating expenses	12,453	(58)	(1)	12,395	21,430	(732)	(1)	20,698
Income (loss) from operations	(11,164)	58		(11,106)	3,858	732		4,590
Operating margin	(69)%	1%		(68)%	7%	2%		9%
Interest expense, net	(3,669)	—		(3,669)	(3,155)	—		(3,155)
Other income (expense), net	(525)			(525)	(242)	—		(242)
Income (loss) before income taxes	(15,358)	58		(15,300)	461	732		1,193
Income tax expense	1,056	—		1,056	3,790	—		3,790
Net income (loss)	(16,414)	58		(16,356)	(3,329)	732		(2,597)
Less: Net income attributable to noncontrolling interest	(193)	—		(193)	(394)	—		(394)
Net income (loss) attributable to ION	$(16,607)	$58		$(16,549)	$(3,723)	$732		$(2,991)
Net loss per share:
Basic	$(1.16)			$(1.16)	$(0.26)			$(0.21)
Diluted	$(1.16)			$(1.16)	$(0.26)			$(0.21)
Weighted average number of common shares outstanding:
Basic	14,278			14,278	14,181			14,181
Diluted	14,278			14,278	14,181			14,181
(1) Represents stock appreciation rights awards expense for the three months ended September 30, 2020 and 2019.

	Nine Months Ended September 30, 2020				Nine Months Ended September 30, 2019
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted
Net revenues	$95,379	$—		$95,379	$131,970	$—		$131,970
Cost of sales	61,162	(1,167)	(1)	59,995	77,187	—		77,187
Gross profit	34,217	1,167		35,384	54,783	—		54,783
Gross margin	36%	1%		37%	42%	—%		42%
Operating expenses	44,527	(6,301)	(2)	38,226	69,415	(5,552)	(4)	63,863
Income (loss) from operations	(10,310)	7,468		(2,842)	(14,632)	5,552		(9,080)
Operating margin	(11)%	8%		(3)%	(11)%	4%		(7)%
Interest expense, net	(10,304)	—		(10,304)	(9,378)	—		(9,378)
Other income (expense), net	6,675	(6,923)	(3)	(248)	(938)	—		(938)
Income (loss) before income taxes	(13,939)	545		(13,394)	(24,948)	5,552		(19,396)
Income tax expense	9,982	350	(1)	10,332	7,916			7,916
Net loss	(23,921)	195		(23,726)	(32,864)	5,552		(27,312)
Less: Net income attributable to noncontrolling interest	(168)	—		(168)	(841)	—		(841)
Net loss attributable to ION	$(24,089)	$195		$(23,894)	$(33,705)	$5,552		$(28,153)
Net loss per share:
Basic	$(1.69)			$(1.68)	$(2.39)			$(2.00)
Diluted	$(1.69)			$(1.68)	$(2.39)			$(2.00)
Weighted average number of common shares outstanding:
Basic	14,255			14,255	14,104			14,104
Diluted	14,255			14,255	14,104			14,104
(1) Represents impairment of multi-client data library of $1.2 million and the related tax impact of $0.4 million for the nine months ended September 30, 2020.
(2) Represents impairment of goodwill of $4.2 million and severance expense of $3.1 million, partially offset by stock appreciation right awards credit of $1.0 million for the nine months ended September 30, 2020.
(3) Represents amortization of the government relief funding expected to be forgiven for the nine months ended September 30, 2020.
(4) Represents severance expense of $2.8 million and stock appreciation right awards expense of $2.7 million for the nine months ended September 30, 2019.